NEWS RELEASE

May 15, 2003

Trading Symbol: TSX: RNG

RIO NARCEA REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

Continuing Strong Operational Performance at El Valle

(All figures are reported in U.S. dollars except otherwise indicated)

Toronto – Rio Narcea Gold Mines, Ltd. ("Rio Narcea") is pleased to report the financial results of the Company for the first quarter ended March 31, 2003.

First Quarter Highlights

•

Net income of $1 million or $0.01 per share

•

Cash flows from operating activities of $4.1 million

•

Gold production of 49,065 ounces at a cash cost of $120 per ounce

•

Working capital increased to $28.6 million including cash of $23.8 million

•

Prepayment of $2.6 million of bank debt

•

Reduction of hedge book

•

Special warrant financing of CDN$27 million (US$17.7 million)

•

Off-take agreement secured for Aguablanca nickel project

•

Key landholdings expanded in the Aguablanca region

Financial Highlights

Rio Narcea reported net income of $977,800 ($0.01 per share) on revenues of $15,574,500 for the first quarter of 2003 compared to a net loss of $1,837,900 ($0.03 per share) on revenues of $6,765,700 during the same period last year. This significant improvement was attributable to a substantial increase in gold production to 49,065 ounces, a 95% increase from the first quarter of 2002.

The Company realized an average gold price of $339 per ounce in the first quarter of 2003 versus $263 per ounce in the same period of 2002. The average spot price in the first quarter was $353 per ounce versus $290 per ounce for the same period in 2002.

Operating cash flow increased to $4,077,500 in the first quarter of 2003 from $373,500 in the same period in 2002 as a result of higher gold production and improved gold prices. Before working capital adjustments, cash flow provided by operations was $5,569,500 compared with $1,724,300 used in operations in the same period of 2002.

Working capital increased to $28,626,700, up from $9,068,900 at the end of 2002. As of March 31, 2003, the Company had $23,808,900 in cash, mainly resulting from an equity financing completed in February which increased the cash position by the net proceeds of $16,665,500.

Financial Highlights

(US$000 except where stated)	Three Months Ended March 31,
	2003	2002
Revenues	15,575	6,766
Net income / (loss)	978	(1,838)
Net income / (loss) per share – basic	0.01	(0.03)
Cash flow provided by operating activities	4,078	374
Weighted average shares outstanding – basic (in millions)	89.1	65.1

(US$000)	March 31, 2003	December 31, 2002
Working capital	28,627	9,069
Long-term debt	13,649	13,593
Shareholders’ equity	71,946	52,992

In February 2003, the Company reduced its hedge book by purchasing €405 per ounce gold calls representing 82,736 ounces. After the transaction there remains only €405 per ounce (approx. US$465 per ounce at current exchange rates) written calls on 111,418 ounces of gold without matching purchased calls.  There is also a small forward sales contract of 13,647 ounces through 2006 at US$301 per ounce.

Operations Review

El Valle and Carlés gold mines

Rio Narcea continued its strong operational performance in the first quarter of 2003 by producing 49,065 ounces of gold at a cash cost of $120 per ounce compared to 25,117 ounces at a cash cost of $239 per ounce in the same period of 2002. The El Valle plant processed 180,783 tonnes of ore at an average gold grade of 8.9 g/t. Gold production exceeded plan, largely as a result of the ore treated being of a higher grade than was estimated in the reserve model. Recoveries reached 94.6% as a result of higher grade ore treated and process improvements.

The commissioning of an intensive cyanidation and electrowinning circuit in December 2002 successfully recovered more gold into high-paying bullion. This resulted in a substantial increase in bullion sales, which reduced the smelting, refining and transportation charges.

The El Valle plant received 12,821 tonnes of ore for treatment from the Carlés Mine. The Carlés ore continued to be fed into the plant at an approximate 20% blend with the El Valle ore. Significant process improvements have resulted in the production of higher quality concentrates from this ore blend, specifically as a result of the reduction in arsenic and bismuth levels. Underground mining at Carlés is scheduled to start in June 2003.

Operating Results	Three Months Ended March 31,
	2003	2002
Operating Data
Gold production (ounces)	49,065	25,117
Plant throughput (tonnes)	180,783	164,861
Head grade (g/t)	8.9	5.3
Recovery (%)	94.6	89.7

Gold Production Costs (US$/oz)
Cash operating costs (1)	120	239
Depreciation and amortization	48	46
Non-cash reclamation and stripping costs (2)	84	(43)
Total production costs	252	242

(1) Cash operating costs include deferred stripping and other mining expenses, plant expenses, smelting, refining and transportation, sale of by-products, net of non-cash reclamation and stripping costs.

(2) In the first quarter of 2003, amortization of previous stripping ($114/oz), which is calculated on a unit-of-production basis, was higher than actual stripping expenses incurred during the quarter ($33/oz). However, in the first quarter of 2002, amortization of stripping ($90/oz) was lower than expenses incurred ($134/oz).

Development and Exploration Projects

El Valle underground reserve development

The underground reserve definition drilling program below the Boinas East pit was completed and has defined the Monica zone on a 25 by 12.5 meter grid. The Company is currently investigating possible extensions to the east of the grid and at depth, prior to completion of the feasibility study scheduled for mid-year. An underground drilling program is also testing the southern extension of the Charnela zone. A surface drilling program at El Valle completed 1,900 meters of drilling in eight holes to define the margins of gold mineralization near the western edge of the open pit and to investigate potentially mineralized zones at depth below the existing drill holes on the project.

Corcoesto heap leach gold project

Nine drill rigs operating on the Corcoesto deposit in western Galicia completed approximately 6,500 meters of drilling in 75 holes during the first quarter.  The 12,000-meter program will close the drill hole spacing to a 25 by 25 meter grid for reserve definition. Completion of the program is expected in May with feasibility study results expected by the end of the second quarter of 2003.

Lugo gold project

Exploration on the Lugo joint venture property in east central Galicia is advancing with encouraging results and activities are being accelerated, reflecting the positive results from a detailed soil sampling program.  By mid-March, approximately 2,340 samples had been collected with assay results received for 1,370 samples.  Regional geological mapping and the geochemical survey have defined an epithermal gold system that extends over a strike length of approximately 12 kilometers and locally developed to a width of 2.5 kilometers. Soil samples from the Chousa gold occurrence, collected at 20 meter intervals along east-west lines 100 meters apart, defined a strong gold anomaly exceeding 0.1 g/t within an area of 0.8 square kilometers. Approximately one quarter of the anomaly assayed in excess of 0.5 g/t gold with 33 samples containing more than 1.0 g/t gold. Trenching and drilling are in progress.

Aguablanca nickel project

At the beginning of the quarter, Rio Narcea secured an off-take agreement with Glencore International AG for the sale of 100% of the annual concentrate production of the mine until the year 2010.

During the quarter, drilling activities at Aguablanca focused on the margins of the planned open pit. The Company completed 1,522 meters in 14 shallow holes and one deep hole at Aguablanca targeted to confirm previous high grade intercepts at depth. The Aguablanca deep hole intercepted 91.4 meters averaging 0.73% nickel in the main zone and had two intercepts in the deep zone including 17.1 meters averaging 1.08% nickel at a depth of 511 meters and 31.1 meters averaging .47% nickel at a depth of 533 meters. The deep zone is now defined by four holes averaging 33 meters grading 1.0 % nickel, 0.8 % copper, and 1.1 g/t platinum, palladium and gold combined.

Having identified an oxidized outcropping zone to the southwest of the Aguablanca deposit, the Company has defined a small zone of near-surface nickel sulfide mineralization averaging 0.6% nickel within the existing planned pit limits.

Ossa Morena regional nickel exploration

Drilling commenced on the first nickel target outside of the Aguablanca project area at Tejadillas, located 65 kilometers to the west.  The drilling program is testing the western edge of a one-kilometer long, north-south oriented, mineralized gabbro intrusive. Strong IP geophysical anomalies together with several coinciding ground TEM anomalies have been found along the west contact and near the center of the intrusive.  The three holes drilled to date have returned wide, low-grade nickel intercepts with several samples assaying up to 0.4% nickel.

The Company completed a regional airborne radiometric, magnetic/EM survey on the Ossa Morena project during the first quarter.  The survey covered 6,989 line kilometers on the Beja and Campo Maior areas of Portugal, 3,868 line kilometers in Villaviciosa and Olivensa in Spain and 145 line kilometers over the Aguablanca deposit.  Although most of the data is still being processed, a large magnetic anomaly of 12 kilometers in diameter, related to a large radiometric low, has been identified near the Piorno target in the Beja license area. Rock chip samples from this target assayed up to 0.5% nickel, 0.43% copper and 0.58 g/t palladium. Geological mapping and soil geochemical surveys are also in progress in this area.

Outlook

Rio Narcea expects to produce more than 155,000 ounces of gold from the El Valle and Carlés mines in 2003 at a cash cost of $135 per ounce. The Company anticipates continuing strong cash flows from operations, which will further strengthen its financial position.

There are no major capital expenditures budgeted at the El Valle operation during 2003, other than the continuation of underground development below the mined out Boinas East pit and expansion of the tailings facilities. Rio Narcea's gold exploration efforts will continue to focus on reserve replacement and resource conversion at the El Valle operation, completion of the Corcoesto feasibility study and evaluation of the Lugo joint venture property. The Company has budgeted a $4.4 million gold exploration program for 2003.

Construction of the Aguablanca nickel mine will commence immediately upon closing the project loan facility and receipt of final mining permits. The project remains on target for commissioning at the end of the first quarter of 2004. Rio Narcea has also budgeted approximately $3 million for nickel exploration on its large landholdings in the region.

Conference Call

The Company will host a conference call on May 16, 2003 at 11:00 AM E.T. to discuss its first quarter results and provide an update on exploration and development. In order to join the conference call, please call (416) 640-4127 or 1-800-814-3911. The conference call will be broadcast live and recorded on the web at newswire.ca/webcast. In order to access this service, you will need to have Windows Media Player installed on your computer. Please visit newswire.ca in advance of the call for instructions on how to download the software free. Replay of the call is available until June 16 by dialing (416) 640-1917 or 1-877-289-8525 and entering code 21001995#.

Annual Shareholders’ Meeting

Rio Narcea will host its Annual Shareholders’ Meeting on Thursday, June 12, 2003, at 10:00 AM, in the Kensington Room of the Le Royal Meridien King Edward Hotel located at 37 King Street East, Toronto, Ontario. You are cordially invited to attend our Annual Meeting in person.

Rio Narcea is a growing mineral resource company with operations, development projects and exploration activities in Spain and Portugal. The Company is producing gold at its 100%-owned El Valle and Carlés mines, proceeding with a feasibility study at its Corcoesto gold project, rapidly advancing the development of its 100%-owned Aguablanca nickel-copper-PGM deposit and exploring for gold and nickel on its large land holdings on the Iberian Peninsula.

For further information contact:

Alberto Lavandeira President and CEO Tel: (34) 98 583 1500 Fax: (34) 98 583 2159	Laurie Gaborit Manager, Investor Relations Tel: (416) 686 0386 Fax: (416) 686 6326

gold@rionarcea.com

www.rionarcea.com

Forward Looking Statements

Some statements in this press release contain forward looking information. These statements address future events and conditions and, as such, involve inherent risks and uncertainties. Actual results could be significantly different from those projected.

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

March 31

December 31

2003

2002

(stated in U.S. dollars)

$

$

ASSETS

Current

Cash and cash equivalents

23,808,900

7,736,500

Restricted cash

299,100

287,900

Inventories

5,212,500

2,315,800

Stockpiled ore

5,470,500

6,290,300

Accounts receivable

Government grants

348,700

581,700

VAT and other taxes

2,898,700

2,571,100

Trade receivables

2,047,300

2,562,300

Other current assets

1,741,100

2,413,800

Total current assets

41,826,800

24,759,400

Mineral properties, net

28,387,300

27,712,700

Deferred stripping costs, net

24,864,500

27,804,700

Other assets

8,527,700

5,963,700

103,606,300

86,240,500

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

Short-term bank indebtedness

219,700

151,400

Accounts payable and accrued liabilities

11,482,000

11,489,900

Current portion of long-term debt

1,498,400

4,049,200

Total current liabilities

13,200,100

15,690,500

Other long-term liabilities

4,810,500

3,965,100

Long-term debt

13,649,400

13,592,800

Total liabilities

31,660,000

33,248,400

Shareholders' equity

Common shares

104,493,200

84,098,400

Stock options

1,264,700

706,800

Special warrants

—

3,913,800

Common share purchase options

972,900

972,900

Deficit

(28,372,400)

(29,350,200)

Cumulative foreign exchange translation adjustment

(6,412,100)

(7,349,600)

Total shareholders' equity

71,946,300

52,992,100

103,606,300

86,240,500

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board:

John W. W. Hick

Chris I. von Christierson

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(unaudited)

Three months ended

March 31

2003

2002

(stated in U.S. dollars)

$

$

(restated – note 2)

OPERATING REVENUES

Gold sales

15,574,500

6,765,700

15,574,500

6,765,700

OPERATING EXPENSES

Deferred stripping and other mining expenses

(7,750,400)

(3,142,900)

Plant expenses

(2,076,600)

(2,102,800)

Smelting, refining and transportation

(467,600)

(1,184,300)

Sale of by-products

288,800

1,503,900

Depreciation and amortization expenses

(2,348,500)

(1,166,100)

Exploration costs

(1,776,900)

(995,600)

Administrative and corporate expenses

(1,030,700)

(640,100)

Other income (expenses)

(56,600)

(80,400)

(15,218,500)

(7,808,300)

Operating earnings (loss)

356,000

(1,042,600)

FINANCIAL REVENUES AND EXPENSES

Interest income

51,900

15,100

Foreign currency exchange gain (loss)

991,800

(361,600)

Interest expense and amortization of financing fees

(421,900)

(448,800)

621,800

(795,300)

Income (loss) before income tax

977,800

(1,837,900)

Provision for income tax

—

—

Net income (loss)

977,800

(1,837,900)

Deficit, beginning of period

(29,350,200)

(39,047,700)

Deficit, end of period

(28,372,400)

(40,885,600)

Net income (loss) per share – basic

0.01

(0.03)

Net income (loss) per share – diluted

0.01

(0.03)

Weighted average common shares outstanding

– basic

89,118,191

65,062,447

Weighted average common shares outstanding

– diluted

92,740,433

65,062,447

The accompanying notes are an integral part of these consolidated financial statements.

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Rio Narcea Gold Mines, Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

Three months ended

March  31

2003

2002

(stated in U.S. dollars)

$

$

(restated – note 2)

OPERATING ACTIVITIES

Net income (loss)

977,800

(1,837,900)

Add (deduct) items not requiring cash

Depreciation and amortization

2,348,500

1,166,100

Deferred financing fees

89,900

—

Reclamation liability accrual and Other long-term liabilities

136,700

38,200

Foreign exchange

(543,800)

195,300

Accretion of interest on long-term debt

44,100

100,000

Non-cash put/call program income

304,200

(304,300)

Options and shares granted

174,900

28,400

Amortization of deferred stripping costs

5,602,500

2,253,000

Deferred stripping expenditures

(1,640,100)

(3,363,100)

Purchase premium of the purchased call options

(1,925,200)

—

Changes in components of working capital

Inventories

(2,765,100)

(607,100)

Stockpiled ore

616,400

145,000

VAT and other taxes

(224,200)

878,000

Trade receivables

515,000

348,500

Other current assets

638,700

244,100

Accounts payable and accrued liabilities

(272,800)

1,089,300

Cash provided by operating activities

4,077,500

373,500

INVESTING ACTIVITIES

Expenditures on mineral properties

(2,568,700)

(771,500)

Grant subsidies received from the Spanish Government

251,900

604,700

Restricted cash

—

—

Long-term deposits

(222,000)

—

Cash used in investing activities

(2,538,800)

(166,800)

FINANCING ACTIVITIES

Proceeds from issue of common shares

198,500

47,300

              Financing fees on issue of common shares

—

—

Proceeds from issue of special warrants

17,730,900

2,527,100

Financing fees on issue of special warrants

(1,065,400)

(319,500)

Proceeds from bank loans and other

long-term liabilities

61,400

2,630,600

Financing fees on bank loans

—

—

Repayment of bank loans

(2,596,900)

(3,694,000)

Cash provided by financing activities

14,328,500

1,191,500

Foreign exchange gain on cash held in foreign currency

205,200

49,700

Net increase in cash during the year

16,072,400

1,447,900

Cash and cash equivalents, beginning of period

7,736,500

1,805,100

Cash and cash equivalents, end of period

23,808,900

3,253,000

Supplemental cash flow information

Interest paid in cash

219,600

542,300

Income taxes paid in cash

—

—

The accompanying notes are an integral part of these consolidated financial statements.

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